Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396

May 31, 2000



Willowbridge Associates Inc.
101 Morgan Lane - Suite 180
Plainsboro, N.J. 08536

Attention:  Ms. Theresa C. Morris

         Re:      Management Agreement Renewals

Dear Ms. Morris:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the "Management Agreements"). We are extending the term of the Management Agreements through June 30, 2001and all other provisions of the Management Agreements will remain unchanged.

                       Smith Barney Principal Plus Futures Fund L.P. II Smith Barney Diversified Futures Fund L.P.
                       Smith Barney Diversified Futures Fund L.P. II BBK Global Futures Fund

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.

Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By:
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer


AGREED AND ACCEPTED

WILLOWBRIDGE ASSOCIATES, INC.


By:

Print Name:


DAD/sr